Exhibit 99.1

COHEN & COMPANY REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

Board Declares Quarterly Dividend of $0.25 per Share

Philadelphia and New York, August 5, 2024 – Cohen & Company Inc. (NYSE American: COHN), a financial services firm specializing in an expanding range of capital markets and asset management services, today reported financial results for its second quarter ended June 30, 2024.

Summary Operating Results

	Three Months Ended			Six Months Ended
($ in thousands)	6/30/24	3/31/24	6/30/23	6/30/24	6/30/23
Net trading	$8,798	$9,848	$7,416	$18,646	$15,626
Asset management	2,078	2,717	1,605	4,795	3,630
New issue and advisory	6,500	24,388	1,395	30,888	2,295
Principal transactions and other revenue	(6,578)	(18,389)	12,156	(24,967)	9,845
Total revenues	10,798	18,564	22,572	29,362	31,396

Compensation and benefits	10,699	14,839	10,001	25,538	20,538
Non-compensation operating expenses	6,466	7,100	5,572	13,566	11,342
Operating income (loss)	(6,367)	(3,375)	6,999	(9,742)	(484)

Interest expense, net	(1,425)	(1,666)	(1,630)	(3,091)	(3,222)
Income (loss) from equity method affiliates	(5,996)	29,045	(511)	23,049	(906)
Income (loss) before income tax expense (benefit)	(13,788)	24,004	4,858	10,216	(4,612)

Income tax expense (benefit)	(205)	498	5,550	293	6,134
Net income (loss)	(13,583)	23,506	(692)	9,923	(10,746)
Less: Net income (loss) attributable to the non-convertible non-controlling interest	(5,206)	16,270	6,503	11,064	6,600
Enterprise net income (loss)	(8,377)	7,236	(7,195)	(1,141)	(17,346)
Less: Net income (loss) attributable to the convertible non-controlling interest	(6,028)	5,213	(594)	(815)	(8,108)
Net income (loss) attributable to Cohen & Company Inc.	$(2,349)	$2,023	$(6,601)	$(326)	$(9,238)
Fully diluted net income (loss) per share	$(1.47)	$1.28	$(4.34)	$(0.20)	$(6.14)

Adjusted pre-tax income (loss) (1)	$(8,582)	$7,734	$(1,645)	$(848)	$(11,212)
Fully diluted adjusted pre-tax income (loss) per share	$(1.51)	$1.37	$(0.30)	$(0.15)	$(2.03)

(1)	Adjusted pre-tax income (loss) is not a measure recognized under U.S. generally accepted accounting principles (“GAAP”). See Note 1 below.

Lester Brafman, Chief Executive Officer of Cohen & Company, said, “We were pleased with the performance of our full-service boutique investment banking operation, Cohen & Company Capital Markets (“CCM”), which generated $6.4 million of advisory revenue and acted as lead bookrunner on two SPAC IPOs. CCM has grown to 24 professionals, and we intend to continue to opportunistically add investment banking professionals to our CCM team. We are optimistic about CCM’s pipeline and look forward to consistent CCM production through the end of the year.

While our second quarter results were weakened by the impact of ongoing unfavorable mark-to-market adjustments on our principal investing portfolio, we are pleased to have improved the Company’s performance at the adjusted pre-tax loss line by $10.4 million year-to-date versus 2023. We remain confident about our future earnings potential and are focused on enhancing long-term, sustained value for our stockholders, including through continued payment of our quarterly dividend.”

Financial Highlights

•	Net loss attributable to Cohen & Company Inc. was $2.3 million, or $1.47 per diluted share, for the three months ended June 30, 2024, compared to net income of $2.0 million, or $1.28 per diluted share, for the three months ended March 31, 2024, and net loss of $6.6 million, or $4.34 per diluted share, for the three months ended June 30, 2023. Adjusted pre-tax loss was $8.6 million, or $1.51 per diluted share, for the three months ended June 30, 2024, compared to adjusted pre-tax income of $7.7 million, or $1.37 per diluted share, for the three months ended March 31, 2024, and adjusted pre-tax loss of $1.6 million, or $0.30 per diluted share, for the three months ended June 30, 2023. Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per diluted share are not measures recognized under GAAP. See Note 1 below.

•	Revenues were $10.8 million for the three months ended June 30, 2024, compared to $18.6 million for the prior quarter and $22.6 million for the prior year quarter.

o	Net trading revenue was $8.8 million for the three months ended June 30, 2024, down $1.1 million from the prior quarter and up $1.4 million from the prior year quarter. The decrease from the prior quarter was due primarily to lower trading revenue from our corporate group, partially offset by higher trading revenue from our mortgage and new middle markets groups. The increase from the prior year quarter was due primarily to higher trading revenue from our agency, mortgage, and new middle markets groups.

o	Asset management revenue was $2.1 million for the three months ended June 30, 2024, down $0.6 million from the prior quarter and up $0.5 million from the prior year quarter. The change from both prior quarters was related primarily to deferred performance fees in one of our European funds.

o	New issue and advisory revenue was $6.5 million for the three months ended June 30, 2024, down $17.9 million from the prior quarter and up $5.1 million from the prior year quarter.

o	Principal transactions and other revenue was negative $6.6 million for the three months ended June 30, 2024, compared to negative $18.4 million in the prior quarter and positive $12.2 million in the prior year quarter. In all quarters presented, the principal transactions and other revenue was primarily due to mark-to-market adjustments on the Company’s principal investment portfolio.

•	Compensation and benefits expense during the three months ended June 30, 2024 decreased $4.1 million from the prior quarter and increased $0.7 million from the prior year quarter. The number of Company employees was 121 as of June 30, 2024, compared to 116 as of March 31, 2024, and 117 as of June 30, 2023.

•	Interest expense during the three months ended June 30, 2024 was down $0.2 million from both the prior periods. The decrease from the prior quarter was primarily due to lower interest on our redeemable financial instrument, and the decrease from the prior year quarter was primarily due to lower interest on our trust preferred securities debt and our bank credit facility.

•	Loss from equity method affiliates for the three months ended June 30, 2024 was $6.0 million, compared to income from equity method affiliates of $29.0 million for the prior quarter and loss from equity method affiliates of $0.5 million for the prior year quarter. Income (loss) from equity method affiliates fluctuates primarily depending on the timing of the closing of the business combinations by the Company’s equity method investees that are sponsors of SPACs, which typically results in changes to the value of founder shares allocable to the Company by the SPAC sponsors.

•	Income tax benefit for the three months ended June 30, 2024 was $0.2 million, compared to income tax expense of $0.5 million in the prior quarter, and income tax expense of $5.6 million in the prior year quarter. The Company will continue to evaluate its operations on a quarterly basis and may adjust the valuation allowance applied against the Company's net operating loss and net capital loss tax assets. Future adjustments could be material and may result in additional tax benefit or tax expense.

Total Equity and Dividend Declaration

•	As of June 30, 2024, total equity was $95.6 million, compared to $91.8 million as of December 31, 2023; the non-convertible non-controlling interest component of total equity was $17.1 million as of June 30, 2024 and $9.6 million as of December 31, 2023. Thus, the total equity excluding the non-convertible non-controlling interest component was $78.5 million as of June 30, 2024, a $3.7 million decrease from $82.2 million as of December 31, 2023.

•	The Company’s Board of Directors has declared a quarterly dividend of $0.25 per share, payable on September 5, 2024, to stockholders of record as of August 22, 2024. The Board of Directors will continue to evaluate the dividend policy each quarter, and future decisions regarding dividends may be impacted by quarterly operating results and the Company’s capital needs.

Conference Call

The Company will host a conference call at 11:00 a.m. Eastern Time (ET), today, August 5, 2024, to discuss these results. The conference call will be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s homepage at www.cohenandcompany.com. Those wishing to listen to the conference call with operator assistance can dial (877) 524-8416 (domestic) or +1 (412) 902-1028 (international). A replay of the call will be available for three days following the call by dialing (877) 660-6853 or (201) 612-7415, with participant passcode 13748222.

About Cohen & Company

Cohen & Company is a financial services company specializing in an expanding range of capital markets and asset management services. Cohen & Company’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of fixed income sales, trading, and gestation repo financing as well as new issue placements in corporate and securitized products, and advisory services, operating primarily through Cohen & Company’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial (Europe) S.A. in Europe. A division of JVB, Cohen & Company Capital Markets is the Company’s leading boutique investment bank that provides innovative strategic and financial advice in M&A, capital markets, and SPAC advisory. The Asset Management segment manages assets through collateralized debt obligations, managed accounts, and investment funds. As of June 30, 2024, the Company managed approximately $2.3 billion in primarily fixed income assets in a variety of asset classes including US and European trust preferred securities, subordinated debt, and corporate loans. The Principal Investing segment is comprised primarily of investments the Company holds related to its SPAC franchise and other investments the Company has made for the purpose of earning an investment return rather than investments made to support its trading or other capital markets business activity. For more information, please visit www.cohenandcompany.com.

Note 1: Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per share are non-GAAP measures of performance. Please see the discussion under “Non-GAAP Measures” below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.cohenandcompany.com/investor-relations/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, including those caused by inflation, raising interest rates, and the current geopolitical situation, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from new or expanded businesses, (i) unanticipated market closures or effects due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, (k) the possibility that payments to the Company of subordinated management fees from its CDOs will continue to be deferred or will be discontinued, (l) the possibility that the Company’s stockholder rights plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise, (m) the Company’s reduction in the volume of its investments into SPACs, (n) the difficulty in identifying potential business combinations as a result of increased competition in the SPAC market, (o) the value of the Company’s holdings of founders shares in post-business combination companies is volatile and may decline and the possibility that significant portions of the founder shares may remain restricted for a long period of time, (p) the possibility that the Company will stop paying quarterly dividends to its stockholders, (q) the possibility that the Company will incur additional losses liquidating collateral related to a reverse repo with now bankrupt First Guaranty Mortgage Corporation, and (r) the impacts of rising interest rates and inflation. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

COHEN & COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	6/30/24	3/31/24	6/30/23	6/30/24	6/30/23
Revenues
Net trading	$8,798	$9,848	$7,416	$18,646	$15,626
Asset management	2,078	2,717	1,605	4,795	3,630
New issue and advisory	6,500	24,388	1,395	30,888	2,295
Principal transactions and other revenue	(6,578)	(18,389)	12,156	(24,967)	9,845
Total revenues	10,798	18,564	22,572	29,362	31,396

Operating expenses
Compensation and benefits	10,699	14,839	10,001	25,538	20,538
Business development, occupancy, equipment	1,591	1,441	1,318	3,032	2,619
Subscriptions, clearing, and execution	2,217	2,086	2,343	4,303	4,468
Professional services and other operating	2,533	3,449	1,762	5,982	3,962
Depreciation and amortization	125	124	149	249	293
Total operating expenses	17,165	21,939	15,573	39,104	31,880
Operating income (loss)	(6,367)	(3,375)	6,999	(9,742)	(484)

Non-operating income (expense)
Interest expense, net	(1,425)	(1,666)	(1,630)	(3,091)	(3,222)
Income (loss) from equity method affiliates	(5,996)	29,045	(511)	23,049	(906)
Income (loss) before income tax expense (benefit)	(13,788)	24,004	4,858	10,216	(4,612)
Income tax expense (benefit)	(205)	498	5,550	293	6,134
Net income (loss)	(13,583)	23,506	(692)	9,923	(10,746)
Less: Net income (loss) attributable to the non-convertible non-controlling interest	(5,206)	16,270	6,503	11,064	6,600
Enterprise net income (loss)	(8,377)	7,236	(7,195)	(1,141)	(17,346)
Less: Net income (loss) attributable to the convertible non-controlling interest	(6,028)	5,213	(594)	(815)	(8,108)
Net income (loss) attributable to Cohen & Company Inc.	$(2,349)	$2,023	$(6,601)	$(326)	$(9,238)

Earnings per share
Basic
Net income (loss) attributable to Cohen & Company Inc.	$(2,349)	$2,023	$(6,601)	$(326)	$(9,238)
Basic shares outstanding	1,616	1,581	1,520	1,599	1,505
Net income (loss) attributable to Cohen & Company Inc. per share	$(1.45)	$1.28	$(4.34)	$(0.20)	$(6.14)

Fully Diluted
Net income (loss) attributable to Cohen & Company Inc.	$(2,349)	$2,023	$(6,601)	$(326)	$(9,238)
Net income (loss) attributable to the convertible non-controlling interest	(6,028)	5,213	-	(815)	-
Income tax and conversion adjustment	18	(31)	-	(13)	-
Net income (loss) attributable to Cohen & Company Inc. for fully diluted net income (loss) per share calculation	$(8,359)	$7,205	$(6,601)	$(1,154)	$(9,238)

Basic shares outstanding	1,616	1,581	1,520	1,599	1,505
Unrestricted Operating LLC membership units exchangeable into COHN shares	4,066	4,052	-	4,059	-
Additional dilutive shares	-	12	-	-	-
Fully diluted shares outstanding (1)	5,682	5,645	1,520	5,658	1,505
Fully diluted net income (loss) per share	$(1.47)	$1.28	$(4.34)	$(0.20)	$(6.14)

Reconciliation of adjusted pre-tax income (loss) to net income (loss) attributable to Cohen & Company Inc. and calculations of per share amounts
Net income (loss) attributable to Cohen & Company Inc.	$(2,349)	$2,023	$(6,601)	$(326)	$(9,238)
Addback (deduct): Income tax expense (benefit)	(205)	498	5,550	293	6,134
Addback (deduct): Net income (loss) attributable to the convertible non-controlling interest	(6,028)	5,213	(594)	(815)	(8,108)
Adjusted pre-tax income (loss)	$(8,582)	$7,734	$(1,645)	$(848)	$(11,212)
Adjusted fully diluted shares outstanding (2)	5,682	5,645	5,535	5,658	5,520
Fully diluted adjusted pre-tax income (loss) per share	$(1.51)	$1.37	$(0.30)	$(0.15)	$(2.03)

(1) When the fully diluted net income (loss) per share is anti-dilutive, the basic shares outstanding are presented on this line item.
(2) Adjusted fully diluted shares outstanding includes (a) weighted average unrestricted and restricted Operating LLC units exchangeable into COHN shares and (b) weighted average unrestricted and restricted shares, even during periods when the corresponding GAAP calculation of fully diluted shares outstanding above does not include them. The Operating LLC units are always included because the non-GAAP measure of performance, adjusted pre-tax income (loss), always includes net income (loss) attributable to the corresponding convertible interest.

COHEN & COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2024 (unaudited)	December 31, 2023
Assets
Cash and cash equivalents	$9,575	$10,650
Receivables from brokers, dealers, and clearing agencies	60,317	66,801
Due from related parties	994	772
Other receivables	7,851	5,373
Investments - trading	122,979	181,328
Other investments, at fair value	40,331	72,217
Receivables under resale agreements	541,955	408,408
Investment in equity method affiliates	29,178	14,241
Deferred income taxes	1,630	1,580
Goodwill	109	109
Right-of-use asset - operating leases	6,596	7,541
Other assets	4,498	3,741
Total assets	$826,013	$772,761

Liabilities
Payables to brokers, dealers, and clearing agencies	$67,080	$111,085
Accounts payable and other liabilities	7,283	8,115
Accrued compensation	14,236	17,268
Trading securities sold, not yet purchased	47,719	65,751
Other investments sold, not yet purchased, at fair value	7,590	24,742
Securities sold under agreements to repurchase	541,734	408,203
Operating lease liability	7,196	8,216
Redeemable financial instruments	7,868	7,868
Debt	29,689	29,716
Total liabilities	730,395	680,964

Equity
Voting non-convertible preferred stock	27	27
Common stock	19	19
Additional paid-in capital	75,993	74,594
Accumulated other comprehensive loss	(977)	(944)
Accumulated deficit	(33,397)	(32,014)
Total stockholders' equity	41,665	41,682
Non-controlling interest	53,953	50,115
Total equity	95,618	91,797
Total liabilities and equity	$826,013	$772,761

Non-GAAP Measures

Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per diluted share

Adjusted pre-tax income (loss) is not a financial measure recognized by GAAP. Adjusted pre-tax income (loss) represents net income (loss) attributable to Cohen & Company Inc., computed in accordance with GAAP, excluding income tax expense (benefit), plus the net income (loss) attributable to the convertible non-controlling interest. Income tax expense (benefit) has been excluded because a pre-tax measurement of enterprise earnings that includes net income (loss) attributable to the convertible non-controlling interest is a useful and appropriate measure of performance. Furthermore, our income tax expense (benefit) has been, and we expect it will continue to be, a substantially non-cash item for the foreseeable future, generated from adjustments in our valuation allowance applied to the Company’s gross deferred tax assets. Convertible non-controlling interest is added back to adjusted pre-tax income because the underlying Cohen & Company, LLC equity units are convertible into Cohen & Company Inc. shares. Adjusted pre-tax income (loss) per diluted share is calculated by dividing adjusted pre-tax income (loss) by diluted shares outstanding, both of which include adjustments used in the corresponding calculation in accordance with GAAP.

We present adjusted pre-tax income (loss) and related per diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted pre-tax income (loss) and related per diluted share amounts help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash or recurring impact on our current operating performance. In addition, our management uses adjusted pre-tax income (loss) and related per diluted share amounts to evaluate the performance of our enterprise operations. Adjusted pre-tax income (loss) and related per diluted share amounts, as we define them, are not necessarily comparable to similarly named measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted pre-tax income (loss) should not be assessed in isolation from or construed as a substitute for net income (loss) attributable to Cohen & Company Inc. prepared in accordance with GAAP. Adjusted pre-tax income (loss) is not intended to represent and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Contact:

Investors -	Media -
Cohen & Company Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr.	Joseph Sala or Zach Genirs
Executive Vice President and	212-355-4449
Chief Financial Officer
215-701-8952
investorrelations@cohenandcompany.com